                                                                    EXHIBIT 10.9

                            DOLE FOOD COMPANY, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                           ADOPTED: FEBRUARY 2, 1995

                               TABLE OF CONTENTS

Article 1
Purpose...............................................................................           1

Article 2
Definitions and Certain Provisions....................................................           2
  2.1   Annual Salary.................................................................           2
  2.2   Annual Bonus..................................................................           2
  2.3   Beneficiary...................................................................           2
  2.4   Board.........................................................................           2
  2.5   Committee.....................................................................           2
  2.6   Compensation..................................................................           2
  2.7   Declared Rate.................................................................           2
  2.8   Deferral Account..............................................................           2
  2.9   Eligible Executive............................................................           2
  2.10  Enrollment Agreement..........................................................           2
  2.11  Excess Deferrals..............................................................           2
  2.12  Participant...................................................................           2
  2.13  Payout Date...................................................................           2
  2.14  Plan Year.....................................................................           2
  2.15  Termination...................................................................           3
  2.16  IRC Section401(a)17...........................................................           3

Article 3
Administration of the Plan............................................................           4
  3.1   Charter of the Committee......................................................           4
  3.2   Plan Interpretations Following a Change In Control............................           4

Article 4
Participation.........................................................................           5
  4.1   Election To Participate.......................................................           5
  4.2   Deferral Options..............................................................           5
  4.3   Deferral Accounts.............................................................           5
  4.4   Valuation of Accounts.........................................................           6
  4.5   Statement of Accounts.........................................................           6
  4.6   Refund of Deferrals...........................................................           6

Article 5
Benefits..............................................................................           7
  5.1   Benefit.......................................................................           7
  5.2   Benefit Reelection............................................................           7
  5.3   Survivor Benefit..............................................................           7
  5.4   Emergency Benefit.............................................................           8
  5.5   Early Payout..................................................................           8
  5.6   Small Benefit.................................................................           8
  5.7   Withholding; Employment Taxes.................................................           8

Article 6
Beneficiary Designation...............................................................           9

Article 7
Arbitration...........................................................................          10
  7.1.................................................................................          10

                                       i
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
Article 8
Amendment and Termination of the Plan.................................................          12
  8.1   Amendment.....................................................................          12
  8.2   Termination...................................................................          12

Article 9
Miscellaneous.........................................................................          13
  9.1   Unsecured General Creditor....................................................          13
  9.2   Obligations to Company........................................................          13
  9.3   Nonassignability..............................................................          13
  9.4   Protective Provisions.........................................................          13
  9.5   Gender, Singular, and Plural..................................................          13
  9.6   Captions......................................................................          13
  9.7   Validity......................................................................          13
  9.8   Notice........................................................................          14
  9.9   Applicable Law................................................................          14

                                   ARTICLE 1

                                    PURPOSE

    The purpose of the Dole Food Company, Inc. Executive Deferred Compensation Plan (the "Plan") is to provide a means whereby Dole Food Company, Inc. (the "Company") may extend the opportunity to defer salary and bonus on a pretax basis to certain members of management.

    The Plan is effective as of March 1, 1995. It shall have no application to any persons who terminated their service prior to January 1, 1995, except as otherwise expressly determined by the Committee.

                                   ARTICLE 2

                       DEFINITIONS AND CERTAIN PROVISIONS

    2.1  ANNUAL SALARY.  "Annual Salary" means base pay.

    2.2 ANNUAL BONUS. "Annual Bonus" means the short-term incentive payout made under the Dole Food Company, Inc. Annual Incentive Plan.

    2.3 BENEFICIARY. "Beneficiary" means the person or persons designated as such in accordance with Article 6.

    2.4  BOARD.  "Board" means the Board of Directors of the Company.

    2.5  COMMITTEE.   "Committee"  means the Corporate  Compensation &  Benefits
Committee of the Board appointed to administer the Plan pursuant to Article 3.

    2.6 COMPENSATION. "Compensation" means earnings as defined in the Retirement Plan for Salaried Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, excluding severance pay and ignoring any IRS limitations, less deferrals under the Plan.

    2.7 DECLARED RATE. "Declared Rate" means the interest rate for each Plan Year established by the Committee in accordance with Article 4.3(a).

    2.8 DEFERRAL ACCOUNT. "Deferral Account" means the account maintained on the books of account of the Company for each Participant pursuant to Article 4.3.

    2.9 ELIGIBLE EXECUTIVE. "Eligible Executive" means an employee designated by the Committee who is expected to earn salary and bonus in excess of $150,000 (as indexed under IRC Section401(a)17).

    2.10 ENROLLMENT AGREEMENT. "Enrollment Agreement" means the election form that an Eligible Executive files with the Company to participate in the Plan.

    2.11   EXCESS DEFERRALS.   "Excess  Deferrals" means  deferrals which  cause
Compensation to fall below the IRC Section401(a)17 limitation.

    2.12    PARTICIPANT.   "Participant"  means  an  executive who  has  filed a
completed  and  executed  Enrollment  Agreement   with  the  Committee  and   is
participating in the Plan in accordance with the provisions of Article 4.

    2.13   PAYOUT DATE.   "Payout Date" means the  date on which the Participant
elected (in his enrollment form) to commence receiving deferred monies, but in no event later than Termination.

    2.14   PLAN YEAR.   "Plan Year" means the  calendar year beginning January 1
and ending December 31.

    2.15   TERMINATION.    "Termination"  means  termination  of  employment  or
retirement other than by reason of death.

    2.16 IRC SECTION401(A)17. "IRC Section401(a)17" refers to the section of the Internal Revenue Code which limits earnings under qualified pension plans.

                                   ARTICLE 3

                           ADMINISTRATION OF THE PLAN

    3.1 CHARTER OF THE COMMITTEE. This Plan shall be administered according to the Revised Charter of the Corporate Compensation & Benefits Committee. The provisions of the Revised Charter of the Corporate Compensation & Benefits
Committee, including any amendments thereto subsequently adopted, are incorporated herein by reference as if set forth fully herein.

    3.2 PLAN INTERPRETATIONS FOLLOWING A CHANGE IN CONTROL. Following a Change in Control or an Event, any provisions of this Plan or the Revised Charter of the Corporate Compensation & Benefits Committee which allow or purport to allow the Plan Committee, any Company, or any fiduciary of the Plan discretionary authority or power to construe and interpret the terms of the Plan shall be void as applied to any dispute involving benefits which accrued under this Plan prior to the Change in Control or Event. Accordingly, as to such disputes, an arbitrator or court shall, following a Change in Control or Event, interpret the Plan on a DE NOVO basis.

                                   ARTICLE 4

                                 PARTICIPATION

    4.1 ELECTION TO PARTICIPATE. An Eligible Executive may elect to participate in the Plan effective as of the first day of the Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee prior to the beginning of such Plan Year. The Committee also may permit any person who first becomes an Eligible Executive on or after the first day of a Plan Year to enroll in the Plan within 30 days following his eligibility. A separate Enrollment Agreement must be completed for each Plan Year in which a Participant makes deferrals under the Plan.

    Pursuant to such Enrollment Agreement, the Participant shall irrevocably elect the deferral option(s) in which he chooses to participate in accordance with Article 4.2.

    4.2 DEFERRAL OPTIONS. The following deferral options will be available to Eligible Executives under the Plan, subject to the limitations and conditions herein stated and such other limitations and conditions as the Committee may impose, from time to time, in its complete and sole discretion.

        (a) ANNUAL SALARY. An Eligible Executive may elect to defer a specified percentage of his Annual Salary to be earned the following year. A minimum deferral of ten percent (10%) of the Participant's Annual Salary is required, and the maximum deferral allowed is one hundred percent (100%) of the Participant's Annual Salary. Deferral elections between 10% and 100% may be made in whole increments of 10%.

        (b) ANNUAL BONUS. An Eligible Executive may elect to defer a specified percentage of his Annual Bonus to be earned the following year. A minimum deferral of ten percent (10%) of the Participant's Annual Bonus is required, and the maximum deferral allowed is one hundred percent (100%) of the Participant's Annual Bonus. Deferral elections between 10% and 100% may be made in whole increments of 10%.

    An  Eligible Executive may  elect deferral option  (a) only, deferral option
(b) only, or deferral options (a) and (b).

    A Participant may elect to discontinue deferrals during the year if he satisfies the criteria set forth in Article 5.3 for receiving an Emergency Benefit.

    4.3 DEFERRAL ACCOUNTS. The Committee shall establish and maintain separate Deferral Accounts for each Participant and every Payout Date.

    The amount of a Participant's Annual Salary or Annual Bonus that is deferred in accordance with Article 4.2 shall be credited to the Participant's Deferral Accounts no later than the first day of the month following the month in which such Annual Bonus and/or Annual Salary otherwise would have been paid. The Deferral Accounts shall be debited by the amount of any payments made to the Participant or the Participant's Beneficiary with respect to such Deferral Accounts pursuant to the Plan.

        (a) INTEREST ON DEFERRAL ACCOUNTS. Prior to the beginning of each Plan Year a Declared Rate of interest will be established by the Committee for that Plan Year. Interest will be credited on December 31 by multiplying the annual Declared Rate by the average balance in the Deferral Accounts during the preceding 12 months. The Declared Rate for a Plan Year applies both to the amounts initially deferred for such Plan Year and to the amounts previously credited to Deferral Accounts for previous Plan Years. The Declared Rate will be established on an annual basis by the Committee.

    4.4 VALUATION OF ACCOUNTS. The value of a Deferral Account as of any date shall equal the amounts theretofore credited to such account, plus the interest deemed to be earned on such account in accordance with Article 4.3 through the day preceding such date, less the amounts theretofore debited to such account.

    4.5 STATEMENT OF ACCOUNTS. The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Deferral Accounts.

    4.6 REFUND OF DEFERRALS. If at the earlier of December 31 of any year and Termination a Participant's Excess Deferrals are greater than zero, Excess Deferrals will be refunded no later than December 31 in an amount sufficient to cause Compensation to exceed the IRC Section401(a)17 limitation.

                                   ARTICLE 5

                                    BENEFITS

    5.1 BENEFIT. A Participant is eligible for a benefit under the Plan when he has reached a Payout Date (as defined in Article 2). The benefit will be based on the total value of the Participant's Deferral Accounts.

    The benefit attributable to the amounts deferred for any Plan Year will be paid at the time and in the manner that the Participant elects pursuant to the Enrollment Agreement applicable to such Plan Year. Enrollment Agreements are irrevocable.

    The Enrollment Agreement shall provide that a Participant may elect a benefit Payout Date with respect to each year's deferral either:

        (a) Commencing January 1 in any year of the Participant's choosing other than the year for which the deferrals are made; or

        (b) Commencing the January 1 following his Termination, if later.

    The Enrollment Agreement also shall provide that a Participant may further elect to receive his retirement benefit in either a lump sum or annual installments over 5, 10, or 15 years.

    If the Participant elects to receive annual installments, the amount of each installment will equal his Deferral Account amortized on a level basis at the Declared Rate in effect immediately preceding the Payout Date.

    5.2 BENEFIT REELECTION. Notwithstanding the Participant's Payout Date election under Article 5.1, a Participant, prior to the occurrence of a Payout Date, may elect to change said Payout Date to any subsequent January 1, provided such re-election is made at least two years prior to the original payout date. A Participant may make a Benefit Reelection only one time with respect to each Payout Date.

    5.3  SURVIVOR BENEFIT.

        (a) If a Participant dies before the commencement of payment of his retirement benefit, the Company will pay to the Participant's Beneficiary the retirement benefit the Participant would have received had the Participant terminated his service with the Company on the day prior to such Participant's death, irrespective of when the Participant had elected to receive payment of his retirement benefit. Such payment shall be made in accordance with the method of payment (i.e., lump sum or installments) that the Participant had elected for payment of his retirement benefit.

        (b) If a Participant dies after the commencement of a payment of his retirement benefit, the Company will pay to the Participant's Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived.

    5.4    EMERGENCY BENEFIT.    In the  event  that the  Committee,  on written
petition of the Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount up to the balance of his Deferral Account as necessary to meet the emergency (the "Emergency Benefit"). For purposes of the Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. The amount of the benefits otherwise payable under the Plan shall thereafter be adjusted to reflect the payment of the Emergency Benefit. Applications for Emergency Benefits and the determinations thereon by the Committee shall be in writing, and a Participant may be required to furnish written proof of the financial emergency. Any Participant who receives an Emergency Benefit will be precluded from electing to make new deferrals under the Plan until the next enrollment period that occurs at least twelve (12) months following payment of the Emergency Benefit.

    5.5 EARLY PAYOUT. Notwithstanding a Participant's election under Article 5.1, a Participant may elect to receive his entire Deferral Account in a single lump-sum payment less fifteen percent (15%) immediately. Such Participant will cease to become an Eligible Executive for the 12-month period commencing on the Early Payout.

    5.6 SMALL BENEFIT. In the event the Committee determines that the balance of a Participant's Deferral Account is less than $25,000 at the time of commencement of payment of his benefit, or that the portion of the balance of the Participant's Deferral Account payable to any Beneficiary is less than $25,000 at the time of commencement of payment of a survivor benefit to such Beneficiary, the Company may pay the benefit in the form of a lump sum payment, notwithstanding any provision of this Article 5 to the contrary. Such lump sum payment shall be equal to the balance of the Participant's Deferral Account or the portion thereof payable to a Beneficiary.

    5.7 WITHHOLDING; EMPLOYMENT TAXES. To the extent required by the law in effect at the time payments of deferred amounts are made, the Company shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government.

                                   ARTICLE 6

                            BENEFICIARY DESIGNATION

    Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payments under the Plan shall be made in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee on a form prescribed or accepted by the Committee.

    Any Participant shall have the right to designate a new Beneficiary at any time by filing with the Committee a written request for such change, but any such change shall become effective only on receipt of such request by the Committee. On receipt by the Committee of such request, the change shall relate back to and take effect as of the date the Participant signs such request, whether or not the Participant is living at the time the Committee receives such request.

    If there is no designated Beneficiary living at the death of the Participant when any payment hereunder shall be payable to a Beneficiary, then such payment shall be made as follows:

        To such Participant's wife or husband if living, and, if not living, to such Participant's executors or administrators.

                                   ARTICLE 7

                                  ARBITRATION

    7.1(a) A Participant or, following the Participant's death, a Beneficiary (collectively referred to in this section as "Claimant") may, if he desires, submit any claim for payment under the Plan or any dispute regarding the interpretation of the Plan to arbitration. This right to select arbitration shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his discretion. The "right to select arbitration" does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declatory relief) is brought by the Company or any other fiduciary of the Plan prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant's dispute has been brought by a person other than the Claimant, the Company, the trustee of any grantor trust that holds assets for the purpose of making benefit payments under the Plan ("Trustee"), and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once an arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the Participant only he can use the arbitration procedure set forth in this section.

    (b) Any claim for arbitration may be submitted as follows: if the Claimant disagrees with an interpretation of the Plan by the Company or any fiduciary of the Plan, or disagrees with the calculation of his benefit under the Plan, such claim may be filed in writing with an arbitrator of the Claimant's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to the Company and to the Trustee. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the state of the Claimant's principal residence or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Trustee and the Company shall jointly select one of the five arbitrators as the arbitrator of the dispute in question. If the Trustee and Company fail to select an arbitrator in a timely manner (including failure to select an arbitrator by reason of disagreement between the Trustee and the Company as to the arbitrator to be selected), the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

    (c) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant, the Trustee, and the Company. Absence from or nonparticipation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion when he decides he has heard sufficient evidence to justify issuance of an award.

    (d) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he claimed, the arbitrator shall order the Company and/or the Trustee to pay such benefits, in the amounts and at such time as the arbitrator determines. The obligation of the Trustee to pay such benefits shall not, however, exceed the assets of the trust, and the Company shall be jointly and severally liable for any amount that the Trustee is ordered to pay. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay the Claimant immediately the amount that the arbitrator orders to be paid in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

    (e) If the arbitrator determines either that the Claimant is entitled to the claimed benefits or that the claim by the Claimant was made in good faith, the arbitrator shall direct the Company to pay to the Claimant, and Company agrees to pay to the Claimant in accordance with such order, an amount equal to the Claimant's expenses in pursuing the claim, including attorneys' fees.

                                   ARTICLE 8

                     AMENDMENT AND TERMINATION OF THE PLAN

    8.1 AMENDMENT. The Board may at any time amend the Plan in whole or in part; provided, however, that (1) no such amendment shall be effective to decrease the benefits accrued by any Participant prior to the date of such amendment; (2) no such amendment shall, without the written consent of a Participant, delay the date on which payment of the Participant's benefit is to be made; and (3) no amendment shall modify the procedure set forth under Article 8.2(b), except as may apply to a Participant who consents in writing to such amendment. Written notice of any amendment shall be given to each Participant in the Plan.

    8.2  TERMINATION.

        (a) COMPANY'S RIGHT TO TERMINATE. The Board may at any time terminate the Plan.

        (b)  PAYMENTS ON TERMINATION.  On any termination of the Plan under this
    Article 8.2, the Participants will be deemed to have voluntarily terminated their participation under the Plan as of the date of such termination. Annual Salary and Annual Bonus shall prospectively cease to be deferred for the current Plan Year, and the Company will pay to each Participant the value of each of the Participants' Deferral Accounts, determined as if each had reached a Payout Date on the January 1 following the date of such termination of the Plan.

                                   ARTICLE 9

                                 MISCELLANEOUS

    9.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company, nor shall they be, as a result of the Plan, beneficiaries of or have any rights, claims, or interest in any life insurance policies, annuity contracts, or the proceeds therefrom that may hereafter be owned or acquired by the Company ("Policies"). Such Policies or assets of the Company shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of any unfunded and unsecured promise of the Company to pay money in the future.

    9.2 OBLIGATIONS TO COMPANY. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

    9.3 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein that are, and all rights to which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

    9.4    PROTECTIVE PROVISIONS.   Each  Participant  shall cooperate  with the
Company by furnishing any and all information requested by the Company to facilitate the payment of benefits hereunder.

    9.5 GENDER, SINGULAR, AND PLURAL. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

    9.6  CAPTIONS.   The captions of the  articles, sections, and paragraphs  of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

    9.7   VALIDITY.   In the  event any provision  of the Plan  is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

    9.8 NOTICE. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Vice President - Human Resources of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    9.9 APPLICABLE LAW. The Plan shall be governed and construed in accordance with the laws of the State of California.

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